Exhibit 2.1

AMENDMENT NO. 1

to

Business Combination Agreement

This Amendment No. 1 to the Business Combination Agreement (this “Amendment”) is made as of June 13, 2022, by and among Endurance Acquisition Corp., a Cayman Islands exempted company (“SPAC”), SatixFy MS, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and SatixFy Communications Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”). Capitalized terms used, but not otherwise defined herein, shall have the meaning given to them in the BCA (as defined below).

WHEREAS, on March 8, 2022, SPAC, the Company and Merger Sub entered into that certain Business Combination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”);

WHEREAS, pursuant to Section 8.3 of the BCA, the BCA may be amended or modified only by a duly authorized agreement in writing executed by each of the Parties in the same manner as the BCA and which makes reference to the BCA; and

WHEREAS, each of SPAC, the Company and Merger Sub desire to amend the BCA in order to revise the vesting schedule applicable to the Price Adjustment Shares.

NOW, THEREFORE, in consideration for the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPAC, the Company and Merger Sub hereby agree to amend the BCA as follows:

1.            Amendments to Section 2.10 of the BCA. Section 2.10 of the BCA is hereby amended as set forth below:

(a)            Section 2.10(b) is hereby amended and restated in its entirety to read: “If, at any time after the date that is thirty (30) days after the Effectiveness Date (as defined in the Subscription Agreements) of the Registration Statement (as defined in the Subscription Agreements) and thereafter during the ten (10) years following the Closing Date, the VWAP of Company Ordinary Shares is greater than or equal to $12.50 for any seven (7) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Price Adjustment Achievement Date”), then a Price Adjustment Series Amount of the Price Adjustment Shares shall automatically become vested and shall no longer be subject to forfeiture.”

(b)            Section 2.10(c) is hereby amended and restated in its entirety to read: “If, at any time after the date that is thirty (30) days after the Effectiveness Date (as defined in the Subscription Agreements) of the Registration Statement (as defined in the Subscription Agreements) and thereafter during the ten (10) years following the Closing Date, the VWAP of Company Ordinary Shares is greater than or equal to $14.00 for any seven (7) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Price Adjustment Achievement Date”), then a Price Adjustment Series Amount of the Price Adjustment Shares shall automatically become vested and shall no longer be subject to forfeiture.”

(c)            Section 2.10(d) is hereby amended and restated in its entirety to read: “If, at any time after the date that is thirty (30) days after the Effectiveness Date (as defined in the Subscription Agreements) of the Registration Statement (as defined in the Subscription Agreements) and thereafter during the ten (10) years following the Closing Date, the VWAP of Company Ordinary Shares is greater than or equal to $15.50 for any seven (7) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Price Adjustment Achievement Date”), then a Price Adjustment Series Amount of the Price Adjustment Shares shall automatically become vested and shall no longer be subject to forfeiture.”

(d)            Section 2.10(e) is hereby amended and restated in its entirety to read: “For the avoidance of doubt, the Price Adjustment Series Amount of the Price Adjustment Participants shall be entitled to vesting of the Price Adjustment Shares described in Section 2.10(b), Section 2.10(c), and Section 2.10(d), respectively, only upon the occurrence of the respective Price Adjustment Achievement Date; provided, however, that each such date shall only occur once, if at all, and in no event shall such Price Adjustment Participants be collectively entitled to receive more than an aggregate of 27,500,000 shares of Company Ordinary Shares as Price Adjustment Shares.”

2.            Amendment to Section 5.9(h) of the BCA. Section 5.9(h) is hereby amended and restated in its entirety to read: “enter into, renew, modify or revise any SPAC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a SPAC Related Party Transaction), except for SPAC Working Capital Loans equal to $500,000 in the aggregate (on substantially the same terms as its previous SPAC Working Capital Loan, except that no more than $200,000 of such SPAC Working Capital Loans may have a right or conversion);”.

3.            Effect of Amendments and Modifications. Except as expressly amended hereby, the BCA shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed. Whenever the BCA is referred to in any agreement, document or other instrument, such reference will be to the BCA as amended by this Amendment. For the avoidance of doubt, each reference in the BCA, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to March 8, 2022.

4.            Miscellaneous. Sections 8.5, 8.7, 8.10, 8.11, 8.15 and 8.16 of the BCA are incorporated herein by reference, mutatis mutandis.

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ENDURANCE ACQUISITION CORP.

By:	/s/ Richard Davis
Name: Richard Davis
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to the Business Combination Agreement]

SATIXFY MS

By:	/s/ Yoav Leibovitch
Name: Yoav Leibovitch
Title: Chief Financial Officer

SATIXFY COMMUNICATIONS LTD.

By:	/s/ Yoav Leibovitch
Name: Yoav Leibovitch
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to the Business Combination Agreement]